Exhibit 10.7

AMENDED AND RESTATED MORTGAGE NOTE

$6,000,000.00	Suffolk County, New York
March 15, 2012

THIS AMENDED AND RESTATED MORTGAGE NOTE made as of March 15, 2012, between FAE HOLDINGS 411519R, LLC, a New York limited liability company, having an address at c/o First American Exchange Company, LLC, 560 South 300 East, Salt Lake City, Utah  84111 (the “Maker”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, having an office at 534 Broad Hollow Road, Melville, New York 11747 (the “Payee”).

R E C I T A L S

A.           CVD EQUIPMENT CORPORATION (“CVD”) contemplates effecting, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, a tax-deferred exchange (the “Exchange”) of certain premises known by the street address 355 South Technology Drive, Central Islip, New York (the “Premises”), as more particularly described in the Mortgage (herein defined).

B.           It is a condition of the Exchange that Maker on behalf of CVD, obtain funds sufficient to acquire a leasehold interest in the Premises, for which purpose CVD has applied to Payee for a loan (the “Loan”) to the Borrower in the principal sum of $6,000,000.00.

D.           Maker and CVD have entered into a certain Qualified Exchange Accommodation Agreement, dated as of February 9, 2012  (the “Accommodation Agreement”) pursuant to which Maker has agreed to enter into a certain Lease Agreement, dated as of March 1, 2012 (the “Lease Agreement”) whereby the Town of Islip Industrial Development Agency (the “IDA”) will lease the Premises to Maker.

E.           Pursuant to the Accommodation Agreement, CVD shall acquire a subleasehold estate in the Premises and, within the six (6) month period following the date hereof either (a) acquire all of the membership interests in Maker from First American Exchange Company, LLC or (b) assume Maker’s leasehold interest in the Premises, and thereupon assume Borrower’s obligations and liabilities hereunder  and under the Mortgage and all Other Security Documents (defined below).

F.           Payee is the present owner and holder of, and Maker is the current obligor under, that certain promissory note (the “Existing Note”) in the aggregate unpaid principal amount, as of the date hereof, of $6,000,000.00 (the “Existing Indebtedness”), secured by that certain mortgage (the “Existing Mortgage”) described on Schedule A attached hereto and made a part hereof.

G.           The Existing Mortgage now secures the principal amount of $6,000,000.00.

H.           On the date hereof, Maker and Payee are modifying, amending and restating the Existing Mortgage pursuant to a certain Amended and Restated Fee and Leasehold Mortgage dated as of the date hereof.

I.           Maker and Payee desire to amend and restate in its entirety the Existing Indebtedness evidenced by the Existing Note, all on the terms and conditions provided in this Note as hereinafter set forth, and Maker and Payee have agreed that this Note will constitute a promissory note to evidence the Existing Indebtedness in the principal amount of $6,000,000.00.

J.           Payee and Maker intend these Recitals to be a material part of this Note.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

I.           Maker and Payee acknowledge and agree that the Existing Note constitutes a single indebtedness in the principal amount of SIX MILLION AND 00/100 DOLLARS ($6,000,000.00), as evidenced by this Note.

II.           From and after the date hereof, the terms, covenants and provisions of the Existing Note are hereby modified, amended and restated in their entirety so that, henceforth, the terms, covenants and provisions of this Note shall supersede the terms, covenants and provisions of the Existing Note.

III.           Neither this Note nor anything contained herein shall be construed as a substitution or novation of the Existing Indebtedness or of the Existing Note, which shall remain in full force and effect, as hereby confirmed, modified, amended and restated, in its entirety.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

FOR VALUE RECEIVED, the Maker hereby promises to pay on March ___, 2022 (the “Maturity Date”), to the order of the Payee at its offices at 534 Broad Hollow Road, Melville, New York 11747, or at such other place as the holder hereof may from time to time designate in writing, in immediately available funds, the principal amount of this Note or so much thereof as shall then be outstanding, together with interest on the principal amount of this Note at the Interest Rate, as hereinafter defined (computed on the basis of a 360 day year for actual days elapsed).  Maker shall make payments of interest monthly in arrears, together with principal payments in 120 consecutive equal monthly installments of $25,000.00 commencing (a) with respect to Variable Rate Advances, on the first day of the month next ensuing and on the first day of each month thereafter and (b) with respect to LIBOR Advances, on the first Banking Day following the expiration of the applicable Interest Period or, at the Bank’s option, on the first day of each month commencing the month following the date of this Note, in each case, through and including the Maturity Date.  The entire principal balance then remaining unpaid, together with all interest accrued and unpaid thereon calculated in the manner herein set forth and all other sums due under this Note, shall be due and payable on the Maturity Date.  The Payee may charge any account of the Maker for all payments due under this Note.

1.             The following terms as used in this Note shall have the following meanings:

(i)           The term “Debt” shall mean all principal, interest, additional interest and other sums of any nature whatsoever which may or shall become due to the Payee in accordance with the provisions of this Note, the Mortgage or Other Security Documents.

(ii)           The term “Loan” shall mean the loan in the principal sum of $6,000,000.00 made by the Payee to the Maker which is evidenced by this Note and secured by the Mortgage and the Other Security Documents.

(iii)           The term “Maker” shall mean CVD Equipment Corporation.

(iv)           The term “Mortgage” shall mean that certain Amended and Restated Fee and Leasehold Mortgage dated the date hereof in the principal sum of $6,000,000.00 given by The Town of Islip Industrial Development Agency (the “Agency”) and Maker to the Payee covering the fee estate of the Agency and the leasehold estate of the Maker in certain premises located at 355 South Technology Drive, Central Islip, New York in the County of Suffolk which is more particularly described therein, and intended to be duly recorded in said county.

(v)           The term “Note” shall mean this Amended and Restated Note.

(vi)           The term “Other Security Documents” shall mean all and any of the documents, other than this Note or the Mortgage, now or hereafter executed by the Maker or others, and by or in favor of the Payee, which wholly or partially secure or guarantee payment of this Note, or which otherwise pertain to the Loan, including but not limited to the Guaranty executed by each of the Guarantors (as defined in the Mortgage) on the date hereof.

(vii)           The term “Payee” shall mean HSBC Bank USA, National Association, its successors and/or assigns.

(viii)           The term “Principal Balance” shall mean the outstanding principal balance of this Note from time to time.

(ix)           The term “Interest Rate” as used herein shall mean the rate of interest per annum in effect from time to time as set forth on the Interest Rate Election Rider attached hereto and made a part hereof.

Notwithstanding anything herein to the contrary, in the event, for any reason, the Maker or any Guarantor (as defined in the Mortgage) does not maintain its primary operating account with the Payee (its successors and/or assigns), including its cash management services, the interest rate shall automatically, and without notice to Maker, increase by one (1%) percent.

2.           In the event that any change in applicable law or regulation, or in the interpretation thereof by any governmental authority charged with the administration thereof, shall impose on or deem applicable to the Payee any reserve requirements against this Note or impose upon the Payee any other costs or assessments, the Maker shall pay to the Payee on demand an amount sufficient to compensate the Payee for the additional cost resulting from the maintenance or imposition of such reserves, costs or assessments.  A certificate as to any additional amounts payable pursuant to this paragraph setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Payee set forth therein if made reasonably and in good faith.  The Maker shall pay any amounts so certified to it by the Payee within ten (10) days of receipt of any such certificate.

3.           This Note is secured by, among other things, the Mortgage, encumbering, among other things, the property more particularly described in the Mortgage, with all of the covenants, conditions and agreements of the Mortgage being made a part hereof by this reference.

It is expressly agreed that, upon the failure of the Maker timely to make any payment due hereunder following the passage of any applicable grace period or upon the happening of any other “Event of Default” under the Mortgage, the principal sum hereof, or so much thereof as may be outstanding, together with accrued interest and all other expenses, payable by Maker under the Mortgage, including, but not limited to, reasonable attorneys’ fees for legal services incurred by the holder hereof in collecting or enforcing payment hereof, whether or not suit is brought, and if suit is brought, then through all appellate actions, shall immediately become due and payable at the option of the holder of the Note, notwithstanding the Maturity Date set forth herein.  Upon the stated or accelerated maturity of this Note, and following any default hereunder or under the Mortgage which continues beyond any applicable grace period, the Maker agrees that this Note shall bear interest at a per annum rate of 5% in excess of the Prime Rate until the principal is fully paid or the default is cured.

4.           Notwithstanding anything to the contrary contained in this Note, the rate of interest payable on this Note shall never exceed the maximum rate of interest permitted under applicable law.  If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Payee is that which would have been received by the Payee, except for the operation of the first sentence hereof.

5.            Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, the Maker agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection or attempting to collect this Note, including reasonable attorneys’ fees and expenses.

6.           Time is of the essence as to all dates set forth herein, provided, however, that whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or a public holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that the term “Business Day” shall exclude any day on which dealings in dollar deposits are not carried on in the London interbank eurodollar market and banks are not open for business in London.

7.           It is hereby expressly agreed that the entire Debt shall become immediately due and payable at the option of the Payee on the happening of any default or event by which, under the terms of this Note, the Mortgage or the Other Security Documents, the Debt may or shall become due and payable, and that all of the terms, covenants and provisions contained in the Mortgage and the Other Security Documents which are to be kept and performed by the Maker are hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth herein.

8.           If any installment of principal, interest, additional interest or other sum payable under this Note is not paid within fifteen (15) days after the date on which it is due, the Maker shall pay to the Payee, upon demand, an amount equal to 5% of such unpaid installment as a late payment charge.

9.           In addition to any late payment charge which may be due under this Note, if the Debt is declared immediately due and payable by the Payee pursuant to the provisions of this Note, the Mortgage or the Other Security Documents, or if the Debt is not paid in full on the Maturity Date, the Maker shall thereafter pay interest on the Principal Balance from the date of such declaration or the Maturity Date, as the case may be, until the date the Principal Balance is paid in full at a rate per annum (calculated on the basis of actual number of days elapsed divided by 360 days) equal to  5% in excess of the Prime Rate; provided, however, that such interest rate shall in no event exceed the maximum interest rate which the Maker may, by law, pay.

10.               From and after, the date that CVD acquires all of the membership interests in FAE Holdings 411519R, LLC or assumes the obligations of FAE Holdings 411519R, LLC hereunder pursuant to the terms of the Accommodation Agreement, the Maker shall furnish to the Payee:

(a)           As soon as available and in any event within one hundred twenty (120) days (or such earlier date as may be required by the SEC, from time to time) of the end of the fiscal year of the Maker, (i) the audited consolidated and consolidating financial statements of the Maker and its Subsidiaries (as defined below) which shall include the consolidated and consolidating balance sheet of the Maker and its Subsidiaries as of the end of such fiscal year, together with the consolidated and consolidating statements of income, cash flow and retained earnings for the Maker and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the respective figures for the previous fiscal year end, and accompanied by an opinion thereon of independent certified public accountants of recognized standing selected by the Maker and satisfactory to the Payee (the “Auditor”) which opinion shall not include a going concern explanatory paragraph, or a qualification or exception as to the scope of the audit and (ii) Form 10 K for such fiscal year as filed with the SEC;

(b)           as soon as available and in any event within sixty (60) days (or such earlier date as may be required by the SEC, from time to time) after the end of each of the first, second and third quarterly period of each fiscal year of the Maker, a copy of (i) the unaudited consolidated and consolidating financial statements of the Maker and its Subsidiaries, which shall include the unaudited consolidated and consolidating balance sheet of the Maker and its Subsidiaries as of the end of each such quarter, together with the consolidated and consolidating statements of income, cash flow and retained earnings of the Maker and its Subsidiaries for each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, all prepared by or under the supervision of the Chief Financial Officer of the Maker in accordance with generally accepted accounting principles applied on a consistent basis and (ii) Form 10 Q for such fiscal quarter as filed with the SEC;

(c)           promptly, after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which the Maker or any of its Subsidiaries shall file with the SEC;

(d)           promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which would not reasonably be expected to result in any adverse action to be taken by such agency; and

(e)           promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Maker or any of its Subsidiaries as the Payee may reasonably request.

(f)           As used herein, the term “Subsidiaries” shall mean with respect to any entity or person, any corporation, association or other business entity more than 50% of the voting stock or other ownership interest of which is at the time owned or controlled, directly or indirectly, by such entity or person or one or more of its Subsidiaries or a combination thereof.

11.           The Maker hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.  If any payment under this Note is not made when due, the Maker agrees to pay all costs of collection when incurred, including attorneys’ fees (which costs shall be added to the amount due under this Note and shall be receivable therewith).  The Maker agrees to perform and comply with each of the terms, covenants and provisions contained in this Note, the Mortgage and the Other Security Documents on the part of the Maker, or any other party thereto, to be observed or performed.  No release of any security for the payment of this Note or extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage or the Other Security Documents made by agreement between the Payee and any other person or party, shall release, discharge, modify, change or affect the liability of the Maker under this Note, the Mortgage or the Other Security Documents.

12.           This Note is subject to the express condition that at no time shall the Maker be obligated or required to pay interest on the Principal Balance at a rate which could subject the Payee to either civil or criminal liability as a result of being in excess of the maximum rate which the Maker is permitted by law to contract or agree to pay.  If, by the terms of this Note, the Maker is at any time required or obligated to pay interest on the Principal Balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate, and interest payable hereunder shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the Principal Balance.

13.           If the Maker consists of more than one person or party, the obligations and liabilities of each such person or party hereunder shall be joint and several.

14.           This Note is secured by the Mortgage and the Other Security Documents.

15.           This Note is and shall be deemed entered into in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, and no defense given or allowed by the laws of any state or country shall be interposed in any action or proceeding hereon unless such defense is either given or allowed by the laws of the State of New York.  The Maker acknowledges and agrees that this Note is, and is intended to be, an instrument for the payment of money only, as such phrase is used in §3213 of the Civil Practice Law and Rules of the State of New York, and that the Maker has been fully advised by its counsel of the Payee’s rights and remedies pursuant to said §3213; and the Maker expressly waives any right, and hereby agrees not, to assert that this Note is not such an instrument.

16.           This Note may only be modified, amended, changed or terminated by an agreement in writing signed by the Payee and the Maker.  No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Payee and, if so given by the Payee, shall only be effective in the specific instance in which given.

17.           The Maker acknowledges that this Note and the Maker’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of the Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of the Maker hereunder or otherwise with respect to the Loan.

18.           This Note sets forth the entire agreement and understanding of the Payee and the Maker, and the Maker absolutely, unconditionally and irrevocably waives any and all right to assert any defense, setoff, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of the Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of the Maker hereunder or otherwise with respect to the Loan in any action or proceeding brought by the Payee to collect the Debt, or any portion thereof, or to enforce, foreclose and realize upon the liens and security interests created by the Mortgage and the Other Security Documents.  The Maker acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Note or with respect to the obligations of the Maker under this Note, except those specifically set forth in this Note.

19.           No delay on the part of the Payee in exercising any right or remedy under this Note, the Mortgage or the Other Security Documents, or failure to exercise the same, shall operate as a waiver in whole or in part of any such right or remedy.  No notice to or demand on the Maker shall be deemed to be a waiver of the obligation of the Maker or of the right of the Payee to take further action without further notice or demand as provided in this Note, the Mortgage and Other Security Documents.

20.           The Maker agrees to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Note, and, in furtherance of such agreement, the Maker hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Maker in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Maker by registered or certified mail to or by personal service at the last known address of the Maker, whether such address be within or without the jurisdiction of any such court.

21.           The Maker (and the undersigned representative of the Maker, if any) represents that the Maker has full power, authority and legal right to execute and deliver this Note and that the debt hereunder constitutes a valid and binding obligation of the Maker.

22.           Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors and assigns; provided, however, that the Maker shall in no event or under any circumstance have the right, without obtaining the prior written consent of the Payee, to assign or transfer its obligations under this Note, the Mortgage or the Other Security Documents, in whole or in part, to any other person, party or entity.

23.           Any notice, demand or request relating to any matter set forth herein shall be delivered in accordance with the provisions of Section 5.2 of the Mortgage.

24.           The Maker hereby irrevocably and unconditionally waives, any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to the Loan, this Note, the Mortgage or the Other Security Documents.

25.           The general credit of FAE Holdings 411519R, LLC is not obligated or available for the payment of the Debt.  The Payee will not look to FAE Holdings 411519R, LLC or any principal, member, director, officer or employee of FAE Holdings 411519R, LLC with respect to the Debt or any covenant, stipulation, promise, agreement or obligation contained herein.  In enforcing its rights and remedies under this Note, the Payee will look solely to the Premises and/or to the Guarantors (as defined in the Mortgage) for the payment of the Debt and for the performance of the provisions hereof.  The Payee will not seek a deficiency or other money judgment against FAE Holdings 411519R, LLC or any principal, member, director, officer or employee of FAE Holdings 411519R, LLC, and will not institute any separate action against FAE Holdings 411519R, LLC by reason of any default that may occur in the performance of any of the terms and conditions of this Note or the Other Security Documents.  This agreement on the part of the Payee shall not be construed in any way so as to affect or impair the lien of the Mortgage or the Payee’s right to foreclose under the terms of the Mortgage as provided by law or construed in any way so as to limit or restrict any of the rights or remedies of the Payee in any foreclosure proceedings or other enforcement of payment of the Debt out of and from the security given therefor, including, without limitation, any Guaranty (as defined in the Mortgage).  THE PROVISIONS OF THIS PARAGRAPH 25 SHALL BE APPLICABLE ONLY UNTIL, AND SHALL BE DEEMED DELETED FROM THIS NOTE AND OF NO FURTHER FORCE OR EFFECT FROM AND AFTER, THE DATE THAT CVD EQUIPMENT CORPORATION ACQUIRES ALL OF THE MEMBERSHIP INTERESTS IN FAE HOLDINGS 411519R, LLC OR ASSUMES THE OBLIGATIONS OF FAE HOLDINGS 411519R, LLC  UNDER THE LEASE AGREEMENT, THIS NOTE, THE MORTGAGE AND THE OTHER SECURITY DOCUMENTS PURSUANT TO THE TERMS OF THE ACCOMMODATION AGREEMENT OR OTHERWISE.

IN WITNESS WHEREOF, Maker and Payee have duly executed this Note on the day and year first above written.

FAE HOLDINGS 411519R, LLC

By:           /s/ Mark Bullock
Name:  Mark Bullock
Title:    Authorized Person of Manager

HSBC BANK USA, NATIONAL ASSOCIATION

By:           /s/ Robert Caruana
Name:      Robert Caruana
Title:        VP HSBC

STATE OF NEW YORK                      )
) ss.:
COUNTY OF                                         )

On the 15th day of March in the year 2012 before me, the undersigned, personally appeared Robert Caruana  personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Caren Rio Gouskos
Notary Public

STATE OF NEW YORK                      )
) ss.:
COUNTY OF                                         )

On the _____ day of March in the year 2012 before me, the undersigned, personally appeared ______________  personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

________________________________________
Notary Public

[UNIFORM OUT OF STATE ACKNOWLEDGMENT, IF APPLICABLE]

STATE OF Utah	)
	)	SS:
COUNTY OF Salt Lake	)

On the 14 day of March in the year 2012 before me, the undersigned, personally appeared Mark Bullock, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of Salt Lake, State of Utah.

/s/ Coty E. Romero
Notary Public

INTEREST RATE ELECTION RIDER
1.           INTEREST RATE(S); PAYMENTS AND PREPAYMENTS.

1.1           Interest Rates.  So long as no Event of Default shall have occurred and be continuing, and subject to the other terms of this Note, the outstanding principal balance shall bear interest at a rate per annum for the Interest Periods (as hereinafter defined) which the Maker selects in accordance with this paragraph and the other provisions of this Note equal to:  (a) One and and Three-Quarters Percent (1.75%) above the LIBOR Rate (as hereinafter defined) for Interest Periods of 30, 90 or 180 days, but not longer than the remainder of the term of this Note (a "LIBOR Advance"); or (b) a variable rate (the “Variable Rate”) equal to One-Half (0.50%) below the Payee’s Prime Rate (as hereinafter defined) (a “Variable Rate Advance”) (a LIBOR Advance and a Variable Rate Advance may be collectively referred to as an “Advance”).

1.2           Rate Selection.  When the Maker desires to select an interest rate, the Maker shall give the Payee prior notice in a form satisfactory to the Payee specifying the effective date thereof (which shall be a Banking Day (as hereinafter defined), the type of interest rate, the amount to which the interest rate shall apply and the duration of the first Interest Period therefor.  With respect to a LIBOR Advance, such notice shall be given three (3) days prior to the conversion date, which shall be the first Banking Day following the expiration of the then applicable Interest Period.  Any such notice shall be irrevocable and shall be subject to other terms and conditions set forth in this Note.  If the Payee does not receive timely notice of a requested LIBOR Advance, the Maker shall, at the Payee's discretion, be deemed to have selected a Variable Rate Advance.  Each LIBOR Advance may only be requested in minimum amounts of $500,000 and each Variable Advance may only be requested in minimum amounts of $100,000, and in either case in increments of One Hundred Thousand Dollars ($100,000.00).  When each interest rate is selected, the Payee shall record on the books and records of the Payee an appropriate notation evidencing such selection, each repayment on account of the principal thereof and the amount of interest paid, and the Maker authorizes the Payee to maintain such records and make such notations and agrees that the amount shown on the books and records as outstanding from time to time shall constitute the amount owing to the Payee pursuant to this Note, absent manifest error.

1.3           Payment of Interest.  Interest on all amounts outstanding (except for LIBOR Advances) shall be payable monthly in arrears on the 1st day of each month commencing the month following the date of this Note, and continuing thereafter on the same day of each succeeding month until the principal balance shall be paid in full.  Interest on all LIBOR Advances shall be payable, in arrears, on the first Banking Day following the expiration of the applicable Interest Period or, at the Payee’s option, on the 1st day of each month commencing the month following the date of this Note and on the day LIBOR advances are paid in full.

1.4           Interest Periods.  Each Interest Period for a Variable Rate Advance or a LIBOR Advance shall commence on the date selected and shall end on the date the Maker shall elect (except that each Interest Period for a LIBOR Advance shall be 30, 90 or 180 days), in each case as set forth in Paragraph 1.1 hereof; provided, however, that (a) any Interest Period for a LIBOR Advance that would otherwise end on a day which is not a Banking Day shall be extended to the next Banking Day and (b) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.  There shall be no more than five (5) Interest Periods outstanding at any one time.

1.5           Conversion of Outstanding Amounts.  So long as no Event of Default shall have occurred and be continuing, the Maker may (a) on any Banking Day, convert any outstanding Variable Rate Advance to a LIBOR Advance in the same aggregate principal amount, (b) on the date which is three Business Days prior to the last day of the then current Interest Period applicable to a LIBOR Advance, convert such LIBOR Advance to a Variable Rate Advance in the same aggregate principal amount or select a new Interest Period for such LIBOR Advance.  If the Maker desires to convert an advance as set forth in the prior sentence, it shall give the Payee prior notice in a form satisfactory to the Payee, specifying the date of such conversion, the amount to be converted and if the conversion is to a LIBOR Advance, the duration of the Interest Period.

1.6           End of Interest Period.  Subject to all of the terms and conditions applicable to a request that a new interest rate selected be a LIBOR Advance, the Maker may elect to continue a LIBOR Advance as of the last day of the applicable Interest Period to a new LIBOR Advance.  If the Maker fails to notify the Payee of the Interest Period for a subsequent LIBOR Advance prior to the last day of the then current Interest Period, then, at the Payee's discretion, such outstanding LIBOR Advance shall become a Variable Rate Advance at the end of the current Interest Period for such outstanding LIBOR Advance and shall accrue interest in accordance with the provisions regarding Variable Rate Advances described herein.

1.7           Basis for Determining LIBOR Inadequate or Unfair.  In the event that the Payee shall determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate, or Eurodollar deposits in the relevant amount and for the relevant maturity are not available to the Payee in the interbank Eurodollar market, with respect to a proposed LIBOR Advance or a proposed conversion of any Variable Rate Advance to a LIBOR Advance, the Payee shall give the Maker prompt notice of such determination.  If such notice is given, then:  (a) any requested LIBOR Advance shall be made as a Variable Rate Advance; (b) any advance which was to have been converted to a LIBOR Advance shall be continued as a Variable Rate Advance; and (c) any outstanding LIBOR Advance shall be converted to a Variable Rate Advance on the last Banking Day of the then current Interest Period for such LIBOR Advance.  Until such notice has been withdrawn, the Payee shall have no obligation to make LIBOR Advances or maintain outstanding LIBOR Advances and the Maker shall not have the right to request LIBOR Advances or convert advances to LIBOR Advances.

1.8           Illegality of LIBOR Rate.  Notwithstanding any other provision of this Note, if, after the date of this Note, any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Payee to make or maintain any LIBOR Advance, the obligation of the Payee hereunder to make or maintain such LIBOR Advance shall forthwith be suspended for the duration of such illegality and the Maker shall, if any such LIBOR Advance is outstanding, promptly upon request from the Payee, prepay such LIBOR Advance or convert such LIBOR Advance to a Variable Rate Advance.  If any such payment is made on a day that is not the last Banking Day of the then current Interest Period applicable to such advance, the Maker shall pay the Payee, upon the Payee's request, any amount required under Paragraph 2.10 of this Note.

1.9           Termination of Pricing Option.  After the occurrence of an Event of Default, the Maker’s right to select pricing options, if applicable, shall cease, and, if the Maker would, but for the application of the preceding clause, have had the right to elect among interest rate options, notwithstanding anything to the contrary in this Note, interest shall accrue at a rate per annum equal to 5.0% plus the Prime Rate.

1.10           Optional Prepayment.

(a)
The Maker has the right to pay before due the unpaid balance of any Variable Rate Advance or any part thereof (in multiples of $100,000) without penalty or premium, but with accrued interest on the principal being prepaid to the date of such repayment.

(b)
At its option and upon prior written notice to the Payee, the Maker may prepay any LIBOR Advance in whole or in part (in multiples of $250,000) from time to time without premium or penalty but with accrued interest on the principal being prepaid to the date of such repayment; provided, however, that such LIBOR Advance may only be prepaid on the last Banking Day of the then current Interest Period applicable thereto.

(c)
In the event that any prepayment of a LIBOR Advance is required or permitted on a date other than the last Banking Day of the then current Interest Period applicable thereto, then so long as this Note has not become due and payable in accordance with its terms, the Maker shall have the right to prepay such LIBOR Advance in whole (but not in part), provided that the Maker shall pay to the Payee concurrently with such prepayment a Yield Maintenance Fee in an amount computed as follows:  The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the LIBOR Advance in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no Yield Maintenance Fee payable.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made.  The resulting amount shall be the Yield Maintenance Fee due to the Payee upon prepayment of the LIBOR Advance.  If this Note shall become due and payable for any reason, then any Yield Maintenance Fee with respect to the Note shall become due and payable in the same manner as though the Maker had exercised its right of prepayment.  The Maker recognizes that the Payee will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of prepayment of all or part of this Note and that the Yield Maintenance Fee compensates the Payee for such costs and expenses.  The Maker acknowledges that the Yield Maintenance Fee is bargained-for consideration and not a penalty.

(d)
All prepayments of any LIBOR Advance shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

(e)	[Intentionally Omitted.]

2.           DEFINITIONS.

2.1           Definitions.  The following definitions are applicable to this Interest Rate Election Rider:

(a)
"Banking Day" shall mean with respect to LIBOR Advances, a London Banking Day and with respect to all other advances, any day other than a day on which commercial banks in New York are required or permitted by law to close.

(b)
"Interest Period" shall mean a duration of, (i) with respect to any LIBOR Advance, a 30, 90 or 180 day period and (ii) with respect to any Variable Rate Advance, the period of duration, if any, selected by the Maker pursuant to Paragraph 1.1 respecting such advance.  No Interest Period shall extend beyond the Maturity Date or earlier  termination of this Note.

(c)	"LIBOR Advance" shall have the meaning set forth in Paragraph 1.1 above.

(d)
"LIBOR Rate" shall mean the rate of interest (rounded upwards if necessary to the next 100th of one percent) determined by the Payee to be the prevailing rate per annum at which deposits in United States dollars for an applicable period, determined by the Payee in its sole discretion, are offered to the Payee by first class banks in the London Interbank Market in which the Payee regularly participates at any such time, or, in the discretion of the Payee, the base, reference or other rate then designated by the Payee for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

(e)
"London Banking Day" shall mean with respect to LIBOR Advances, any day on which commercial banks are open for international business (including dealings in U.S. Dollar ($) deposits) in London, England and New York.

(f)
“Prime Rate” shall mean the rate per annum publicly announced by the Payee from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.

(g)	"Variable Rate Advance" shall have the meaning set forth in Paragraph 1.1 above.

2.2           Other Terms.  Terms set forth in this Note which are defined in the Note shall have the meanings set forth in the Note.

SCHEDULE A

Existing Mortgage

Mortgage dated 6/16/2006 granted by SJA Industries LLC and Town of Islip Industrial Development Agency to Sun Life Assurance Company of Canada, in the original principal amount of $9,150,000.00, recorded in the Clerk’s Office for Suffolk County (the “Clerk’s Office”) on 6/26/2006 in Liber 21324, Page 658.

Assignment of Mortgage dated 12/29/2009 from Sun Life Assurance Company of Canada to SL Investment PAR Holdings 2008-1, LLC, recorded in the Clerk’s Office on 1/22/2010 in Liber 21910, Page 303.

Assignment of Mortgage dated 3/___/2012 from SL Investment PAR Holdings 2008-1, LLC to HSB Bank USA, National Association, to be recorded in the Clerk’s Office.